Exhibit 99.1
Transcript of
Martin Midstream Partners (MMLP)
Second Quarter 2008 Earnings Conference Call
August 6, 2008
Participants
Robert Bondurant, CFO
Ruben Martin, CEO
Wes Martin, Vice President of Business Development
Presentation
Operator
Greetings and welcome to the Martin Midstream Partners second quarter 2008 earnings conference call. At this time, all participants are in a listen only mode. [Operator Instructions]. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Bob Bondurant. Thank you Mr. Bondurant you may begin.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you Danielle. Just to let everyone know who’s on the call today we have Ruben Martin, CEO and director of the company and Wes Martin, Vice President of Business Development.
Before we get started with our business comments, I need to make this disclaimer. Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performances, our ability to make distributions to unit holders. The word anticipate, estimate, expect, and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. We report our financial results in accordance with generally accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow and EBITDA. We use these measures because we believe it provides users of our financial information with meaningful comparisons between current results and prior reported results, and it can be a meaningful measure of the partnership’s cash available to pay distributions. Distributable cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release issued yesterday a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both our earnings press release and our second quarter 10-Q is available at our website www.martinmidstream.com.
With that out of the way I like to comment on our second quarter performance. For the second quarter we had net income of $4.3 million or 25 cents per limited partner unit. However in the second quarter because of certain commodity and interest rate hedges that did not qualify for hedge accounting, our earnings were negatively impacted by $3.3 million or 22 cents per limited partner unit. So without this non-cash charge our earnings would have been 47 cents per limited partner unit which would have exceeded the average research analyst estimate of 44 cents by 3 cents per limited partner unit.
As with other MLPs the most important measure of our performance is distributable cash flow. Our distributable cash flow for the second quarter was $12.3 million. Our second quarter distribute cash flow covered our distribution by 1.12 times. This continued strong distributable cash flow performance allowed us to increase our last distribution by 2 cents per quarter or another 8 cents per year. This was our seventh consecutive quarterly distribution increase. We have grown our cash distributions by 12% year-over-year while our overall distribution coverage for the rolling four quarters is 1.18 times.
Now I would like to discuss our second quarter performance by segment comparing that performance to the first quarter. In our terminalling and storage segment our cash flow which is defined as operating income plus depreciation and amortization was 5.3 million in the second quarter compared to 4.3 million in the first quarter. This increase was primarily driven by increased activity at our shore bases. We had a 35% increase in Gulf of Mexico drilling rigs that operate from our facilities including a new deepwater drilling project that began in the second quarter of 2008. So far in the third quarter we see a constant strong demand in our shore-based terminals as the fuel throughput volumes continues to increase. This is again because of strong Gulf of Mexico drilling demand for our services.
Also in our terminal segment, the completion date of our $25 million expansion of our natural gas liquids railcar facility has been delayed from the fourth quarter 2008 to the first quarter 2009. This facility expansion has an investment multiple of approximately six times. We are continuing to make smaller investments at various terminals. These smaller investments have an aggregate investment of approximately $25 million. These projects have come on line ratably over the next four quarters. These projects have an investment multiple of approximately five to six times.
In our natural gas services segment we had operating loss of 2.9 million. However, including in that operating loss was a $4 million non-cash mark-to-market charge. Without that charge and adjusting for depreciation our cash flow for natural gas services in the second quarter was 2.1 million compared to a comparable first quarter cash flow of 1.9 million. Although our NGL volumes were down 36% in the second quarter primarily because of seasonality in our wholesale propane marketing business. Our NGL margin increased 67%. This margin increase was primarily the result of correcting negative operational issues that occurred in the first quarter at our Woodlawn facility.
Complementing our natural gas services cash flow is our cash flow from our unconsolidated entities which is primarily our 50% owned Waskom gas processing plant. For the second quarter we had equity and earnings from these unconsolidated entities of 4.4 million compared to 3.5 million in the first quarter. Our cash flow generated from these unconsolidated entities was 3.9 million in the second quarter compared to 4.3 million in the first quarter. So if we appropriately include our cash flow generated from unconsolidated entities in our natural gas services cash, our cash flow generated for the natural gas services segment was $6 million in the second quarter compared to $6.2 million in the first quarter.

Our second quarter inlet volumes at Waskom were 272 million cubic feet per day. Waskom’s current contract mix is 46% of liquids, 40% fee based, 14% of proceeds, and 1% KEPO. We currently have 67% of remaining 2008 volumes hedged, 47% of 2009 volumes hedged, 22% of 2010 volumes hedged, and 16% of 2011 volumes hedged.
I would like to make a comment on our hedging strategy and philosophy. First of all because of our Waskom gas plant and our POL and POP contracts, we consider ourselves a producer of natural gas, condensate, ethane, propane, butane and natural gasoline. Because of this producer status as a result of our contract structure we have chosen to hedge approximately 40% — 70% of our near term volumes and a much smaller percentage beyond 2 years. So we are not speculating in any sense of the word, but purely hedging our production volumes that we receive as a result of the structures of our processing contracts. However because we do hedge some of our production we have volatility in our earnings as a result of non-cash mark-to-market adjustments on certain hedges that do not qualify for hedge accounting under U.S. GAAP accounting rules. The effect is that we have taken a paper loss of $4 million in this quarter in our natural gas services segment that will ultimately reverse itself in future quarters as we roll those hedges off. We have done nothing more than lock in future sales prices for a certain percentage of our product. Unlike speculators, hedging trades are backed up by our gas plant production and we won’t need to buy the products that we have hedged at market rates to sell our contracts.
In our marine transportation segment we had operating cash flow of $5.5 million in the second quarter compared to $4 million in the first quarter. We continue to have strong performance on the inlet side as cash flow increased by $1.5 million to $4.8 million. We benefited by having two new barges which were placed into service in the first quarter operating for the entire second quarter. We also placed four new inland barges into service early in the second quarter. This new equipment continues to command better day rates and is able to work for more customers. Also in our inland contracts we are able to pass through fuel costs and in our new contracts we have begun to pass through labor increases. This reflects the tight market conditions on the inland side of the marine business.
In the offshore side of the marine business we experienced downtime in one of our four offshore vessels in the second quarter. This was the scheduled U.S. Coast Guard and ABS dry-docking. As a result our offshore cash flow was flat at $700,000. This dry-dock offshore vessel came out of the shipyard in late July. We should have an improving cash flow in the off-shore side of the business in the third quarter.
Just a quick note on the growth CapEx in the marine segment. We have approximately $25 million less of expense in new marine equipment. We continue to believe we’re making this investment an average multiple of six times. This new equipment should come on line by the third quarter of 2009.
Our sulfur services segment had a weaker second quarter when compared to the first quarter. Cash flow for the second quarter was $4.3 million compared to $8.5 million in the first quarter. Our product volume sold declined 19% in the second quarter compared to the first primarily because of seasonality of our sulfur based fertilizer volumes. Our margins also declined by 8%

primarily as a result of reduced higher margin sulfur fertilizer sales. Also the sulfur services segment made a strategic decision late in the quarter to delay certain sales of sales of molten and prilled sulfur inventories from the second quarter to the third quarter. This decision was made because management anticipated an approximate $150 to $200 per ton increase in the price of sulfur. Natural price increases settled at $165 per ton. The price growth in sulfur has gone from $84 per ton in Tampa in the third quarter of 2007 to $617 per ton in the third quarter of 2008 as a result of strong globalized demand for fertilizer products. As a result of the delay in sales from second to third quarter we anticipate a significant increase in our third quarter margin per ton and also foresee a potential doubling of our cash flow in the sulfur services segments in the third quarter when compared to the second quarter.
Now I would like to discuss our liquidity and capital resources. At June 30, 2008 we had $285 million drawn against our $325 million credit facility. Our debt to total capitalization at the end of the second quarter was 57%. Our bank facilities rolling 12-month leverage ratio was 3.541. Our interest rate for the third quarter will be LIBOR plus 200, but will increase to LIBOR plus 250 in the fourth quarter. Our total debt outstanding we have fixed $195 million of our debt to hedging interest rates at an average LIBOR rate of 4.77%. Our remaining unhedged debt is priced at an average LIBOR rate of 3.25% plus our spread over LIBOR.
Our maintenance capital expenditures for the second quarter were $2.7 million.
Looking forward to the remainder of 2008 we anticipate maintenance capital expenditures of approximately $3.5 million in the third quarter and $5 million in the fourth quarter. We have spent approximately $54 million in growth CapEx this year of which $37.3 million was in the first quarter and $16.5 in the second quarter.
We had depreciation and amortization expense of $7.6 million in the second quarter. Based upon our growth CapEx plan and our remaining capital expenditure we believe depreciation expense will increase approximately $500,000 per quarter for the remainder of 2008.
This concludes my formal comments. Danielle you may open the line for questions.
Operator
Thank you. At this time we will be conducting a question and answer session. [Operator Instructions] The first question comes from Darren Horowitz from Raymond James. Please proceed with your question.
Darren Horowitz from Raymond James
Good morning guys. Ruben first question for you just on the NGL volume side, you talked about the seasonality in the wholesale propane business. How are volumes tracking right now on a year-over-year basis?
Ruben Martin — Martin Midstream Partners — CEO
I think we are slightly, slightly below last year. The volumes are not significant. I think it is a few percentage points is where it is. It is not significant. I think the winter has been about the same. A lot of activity in the refinery and the butane type — industrial type things but the retail has basically tracked down slightly.

Robert Bondurant — Martin Midstream Partners — CFO
I think part of that is because of the high prices.
Ruben Martin — Martin Midstream Partners — CEO
I think just conservation. People when they get up to these prices you see conservation all the way down to the retail levels which affects our wholesale to a degree. Margins have not really eroded at all.
Darren Horowitz from Raymond James
Okay. Is it fair to say that based on the current market environment that you might continue to see the volumetric decline in the fourth quarter as well?
Ruben Martin — Martin Midstream Partners — CEO
I don’t think so. I think that you’ll probably reach a point that it will level back out. A lot of it is purely weather too when it comes to some of the retail propane customers. It is just pure weather.
Darren Horowitz from Raymond James
Okay. And then switching gears for a minute over to just a quick couple of housekeeping questions. Can you give us a little bit more clarity on the break out of that $3.3 million of hedging which segments were most impacted there?
Robert Bondurant — Martin Midstream Partners — CFO
Natural gas services was negatively impacted by $4 million and interest expense was positively impacted by approximately $600,000 to $650,000.
Darren Horowitz from Raymond James
Okay. Thank you that is helpful. I appreciate it. And then finally just switching over to the sulfur services side of the business as you are looking out where margins per ton are currently and obviously by you electing to defer some of those product volumes from being sold second quarter to third quarter. That was certainly advantageous from an economic perspective. How does the market look at present and is there any opportunity for you to hedge some of those volumes forward? How can you be more opportunistic in capitalizing what the market is giving you in certain margins per ton?
Ruben Martin — Martin Midstream Partners — CEO
There is no opportunity to hedge it at all. There’s not a market that is out there to hedge it. I think as we’ve seen in all of these commodities they are getting a little toppy in the marketplace. It is not just sulfur or crude oil or fertilizer. I think a lot of them are getting a little bit toppy and we fully expect, we’re getting close to the peak in some of these things. I think what it boils down to is managing your inventory when things start down. Fortunately we have a contract that has cost us a lot of money on the up side because of the fact that we have a 30 day delay in the pass through of that pricing. So obviously when things start down we will still have that 30 day delay. We should reap the benefits back on some of the losses that we’ve had going up. And then I think it is just managing your inventory and keeping your inventory at minimum levels.

We fully expect to work the system to the standpoint — I have seen down and ups in all of these markets and we know how to work it.
Darren Horowitz from Raymond James
Sure. When you’re looking at the market today Ruben do you think that based on kind of that international demand and even domestic demand for the overall fertilizer product as it sits today that whereas you might not see a dramatic price increase at this point forward you should probably still see continued elevated prices for the duration of this year? Is that fair to say?
Ruben Martin — Martin Midstream Partners — CEO
I think a lot of people seem to think that things will hold through the year, but I have been in the commodity type businesses for long enough to know that nobody is going to sit here and tell you exactly what it will do. We stay prepared for all sides of it. We see it as getting toppy. We just have to manage those inventories. I think it will actually be a positive for us if things come down or at least level off.
Darren Horowitz from Raymond James
Okay I appreciate it. Thank you very much.
Robert Bondurant — Martin Midstream Partners — CFO
I was going to say Darren. I was going to add the comment. Ruben had referred to a certain contract that cost us a lot of money. That cost issue has impacted us through the first two quarters of jointly $5 — $6 million. As Ruben noted if we’re at the top at it starts to turn the other way, that will come back as prices fall. But the very worst case, if it stays flat we don’t have to worry about losing any more on that particular contract.
Darren Horowitz from Raymond James
Okay. I appreciate the color. Thank you, Bob.
Operator
Our next question comes from Ronald Londe of Wachovia. Please proceed with your question.
Ronald Londe of Wachovia
Thank you. Can you give us a little insight as to what you see going on from the standpoint of your customers in the Gulf Coast and the marine area, the refiners, where you see that business going? Have you seen any changes since we have had some new entrants into the business?
Ruben Martin — Martin Midstream Partners — CEO
I think what it boils down to on the Gulf Coast is we have seen things level off a little bit and if anything the stock market might be softening. We have been in the mode of tying up our vessels into contracts, tying up is a bad word. Putting our vessels out on longer-term contracts in previous years with escalators for labor and escalators for fuel obviously. It is a situation that will not affect us overall, but I would say overall that we have seen things flatten out to slightly soften in the stock market. We are seeing more and more refineries and companies insist on double scanned vessels. So we see that trend continuing. We have seen more and more that are extremely safety conscious getting vetted with all of the oil companies and staying in with them has been a very high priority lately. They are very conscious of who is coming into their docks, who is visiting their docks, who is carrying their fuel? We are seeing more and more of that which I think is a good positive for us because of our system.
Ronald Londe of Wachovia
Okay. Thank you.
Operator
Our next question is coming from Harris Willner of The Tax Practice. Please proceed with your question.
Harris Willner of The Tax Practice
Good morning. Inquiring about the accounting on the derivatives in regards to the addition that has made the distributable cash flow. First question I have is since we’re talking about a noncash event, just understanding the logic behind adding that to the distributable cash flow.
Robert Bondurant — Martin Midstream Partners — CFO
Distributable cash flow is a calculation to determine your cash you generated from your business for the quarter. Obviously if you make a bookkeeping — nothing more than a bookkeeping entry, recognizing expense that is noncash that is an add back.
Harris Willner of The Tax Practice
Okay. And then regards to the balance sheet on the same topic I noticed that you are now breaking out the value of the derivatives both on the asset and liability side. Can you comment on your exposure over the next 6 months? You did mention that you expect to recover these noncash losses. Can you give us some perspective on where you think you will fall in the third quarter and fourth quarter relative to your hedging?
Robert Bondurant — Martin Midstream Partners — CFO
It’s a moving target. Obviously if the quarter ended today at the end of the second quarter natural gas prices were up from where they are today and crude oil was probably $140 and it’s a $120 today. So you actually have a reversal and you will be showing most likely a positive mark-to-market charge in the third quarter. What the size of it is I can’t speculate. You don’t know what the prices will do by the end of the third or fourth quarter.
Ruben Martin — Martin Midstream Partners — CEO
It is positive. Don’t worry about we will subtract it from cash flow.
Robert Bondurant — Martin Midstream Partners — CFO
Actually that is very true. We will do just that exactly. We will back out the positive impact on our distributable cash flow.
Harris Willner of The Tax Practice
So what you’re saying is you’re looking at downward pricing here we will see positive results on your derivative transactions as the market softens.

Robert Bondurant — Martin Midstream Partners — CFO
Yes. On the bookkeeping component. For the prices you’re selling out there will be less and so it is a balance deal. Your sales price will come down.
Ruben Martin — Martin Midstream Partners — CEO
I don’t think we view it as positive or negative depending on which way the market goes. Like I said it is a pure hedge. Not speculating. And you have to remember that we have taken those losses up to a level and we will get them — if prices come down we will get a portion of them back. Some of them are rolling off as we move along. Again we don’t look at it as a negative when it affects net income. We don’t particularly look at it as a positive when it is a positive to net income. We view it purely as a hedge and that’s why it’s an add back and it can be a take away from cash flow.
Robert Bondurant — Martin Midstream Partners — CFO
The only reason we hedge is to lock in our prices at a set price and that’s it. We are taking some of the commodity risk off the table and locking in our pricing.
Harris Willner of The Tax Practice
So your sense is that if you were not hedging, you would have a more negatively affected bottom line. Is that what you’re saying?
Robert Bondurant — Martin Midstream Partners — CFO
Yes, the other way because prices increase. We hedge at lower prices. Some of our crude oil hedges were $70. So if we would not have put the hedge on we would have benefited by selling at $140, but that was a management decision that was made several quarters ago.
Ruben Martin — Martin Midstream Partners — CEO
And discussed with the board and —
Harris Willner of The Tax Practice
Okay. I see. And then on the balance sheet you have an $11 million liability for derivatives. Can you explain that? (inaudible)
Robert Bondurant — Martin Midstream Partners — CFO
Basically as I talked about, we hedge at lower prices, $70 crude, gas prices at $7.50 — $8.00. So what happens is you have to recognize that accounting rules require you to book the derivative as if you had to settle that position at that moment in time. At that moment in time you’re in effect under water in those hedges. That’s why you have to recognize the liability.
Harris Willner of The Tax Practice
I see. And ultimately made a comment earlier that you do expect to recover these hedge losses and book those. Is that a factual statement or is that just presumption on what market pricing does?
Robert Bondurant — Martin Midstream Partners — CFO

To the extent you have to recognize — what you are doing is you are recognizing — you have a hedge and if it did not qualify for hedge accounting you had to recognize the expense you will pay out through potentially 2011 you have to recognize to today. When you settle that contract, you will reverse that as you actually settle it. So you recognize the impact today and it will be a push when you actually settle the contracts.
Harris Willner of The Tax Practice
Okay, so what you’re saying is these hedging transactions and the non-cash write-offs in effect going forward we’ll call through the round trip will be income neutral. Is that correct?
Robert Bondurant — Martin Midstream Partners — CFO
To the extent you sell it in that quarter.
Harris Willner of The Tax Practice
Right, right.
Unidentified Member of Management
If you’ve got any question, please (overlapping speakers).
Harris Willner of The Tax Practice
Okay. Thank you. Thank you.
Operator
There are no further questions at this time.
Ruben Martin — Martin Midstream Partners — CEO
Okay, we want to thank you everybody for coming on. I think the most important part of this conversation today is concerning our hedges and I think appropriately we have some questions here and hopefully if anybody has any questions concerning it, please give us a call. I think it’s also important in view of some of the things that happened the last few weeks to let it be known again that the amount of business that our general partner and our private company, Martin Resource Management Corporation does with the public company is less than or right at 6% of our total revenue of the public company and probably accounts for 10 to 15% of the total cash flow of the public company. It’s a private company. It is not any higher than that so even the effect of the private company — our private company is strong, doing well. And we continue to monitor the relationship between the two. You have to remember to that as a private company, the general partner owns 36-37% of the public company so our — we have a very — our interests are very much aligned. So — and that is a good point. I’ll emphasize the fact that we have a conflicts committee that reviews all transactions between the public company the private company that consists of our three outside Board of Directors at the public company. And so those outside directors review and they have a consultant on the payroll that they use to review all transactions between the two and then any regular transactions they go through an annual review. And any new transactions are reviewed and approved by the board and the conflicts committee at the time. Anybody has any questions please let us know. I think it’s important to emphasize that in light of some of the things that happened recently.

With that, I want to thank everybody for calling in. We appreciate it. We are looking forward to the rest of the year and from then on. Thank you.
Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you very much for your participation.